Exhibit 99.1

Nautilus Announces Strong Preliminary Results for the Fourth Quarter

Fourth Quarter Sales Rose Approximately 12% Year-over-Year; Reflecting Strong Demand in Both Direct and Retail Businesses

VANCOUVER, WASHINGTON—January 27, 2012 — Nautilus, Inc. (NYSE: NLS) announced its preliminary, unaudited results for the quarter and year ended December 31, 2011.

For the fourth quarter of 2011, Nautilus expects to report net sales of approximately $60.3 million, up 12% from the same period of 2010. For the full year 2011, net sales are expected to be approximately $180.7 million, up 7% from 2010.

Sales for the fourth quarter of 2011 increased in both the Direct and Retail businesses. Direct sales are expected to be approximately $32.0 million for the quarter, up 13% from the same period in 2010. Retail sales are expected to be approximately $26.5 million for the quarter, up 11% from the same period in 2010. Royalties for the quarter were approximately $1.8 million, an increase of 15% over prior year.

“We’re very pleased to see strong sales growth in the fourth quarter of 2011 driven by increased demand in both our Direct and Retail businesses,” said Bruce M. Cazenave, CEO of Nautilus, Inc. “The increased demand was across a broad base of our product lines. New products, including refreshed products, played a big part in the sales growth we achieved. We look forward to sharing further details in our upcoming earnings release and quarterly conference call.”

Nautilus plans to report its full final financials for the fourth quarter and full year 2011 in March 2012.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn FitnessTM and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: expected results of operations for the quarter and year ended December 31, 2011; the anticipated release of the Company’s final operating results for such periods; expectations of future increases in sales; and the anticipated introduction of new products. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: our ability to hire and retain key executive talent; our ability to timely acquire inventory of suitable quality from sole source foreign manufacturers at acceptable costs; the availability and price of media time consistent with our cost and audience profile parameters; a decline in consumer spending due to unfavorable economic conditions; the availability of credit for our customers who finance their purchases; and our ability to effectively develop, market and sell new products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance, and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

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